Exhibit 99.1

American Financial Group, Inc. Announces
2012 Fourth Quarter and Full Year Results

•	Adjusted book value per share $42.52; growth of 10% in 2012
•	Twelve months core net operating earnings $3.27 per share; record net earnings $5.09 per share
•	Repurchased 2.6 million shares during the quarter
•	Full year 2013 core net operating earnings guidance between $3.60 - $4.00 per share

Cincinnati, Ohio – February 11, 2013 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $50 million ($0.54 per share) for the 2012 fourth quarter, compared to $109 million ($1.09 per share) for the 2011 fourth quarter. The fourth quarter 2012 results include a $99 million ($1.08 per share) after-tax charge to write-off deferred acquisition costs and strengthen reserves in AFG’s run-off long-term care operation. This non-core charge was partially offset by realized gains, the settlement of open tax years following a favorable decision in AFG’s tax case, and a gain resulting from a post-closing adjustment to the cash proceeds from the third quarter sale of AFG’s Medicare supplement and critical illness businesses. These and other non-core items are outlined in the table below. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $3.89 to $42.52 per share during the year. Net earnings attributable to shareholders for the year were a record $5.09 per share, compared to $3.32 per share in 2011. Return on equity was 13% and 9% for 2012 and 2011, respectively.

Core net operating earnings for the 2012 and 2011 fourth quarter and full year periods are shown in the table below. Improved results in the Company’s fixed annuity operations were more than offset by lower underwriting profit and lower investment income in our specialty property and casualty (“P&C”) insurance operations. Core net operating earnings for 2012 and 2011 generated returns on equity of 8% and 10%, respectively.

During the fourth quarter of 2012, AFG repurchased $100 million of common stock at an average price per share of $38.77. Repurchases for the full year in 2012 were $415 million, at an average per share price that was approximately 90% of year end book value.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$61	$106	$314	$363
Non-Core Items:
Gain on sale of Med supp & critical illness	13	-	114	-
Other realized gains	36	31	128	45
Long-term care reserve charge	(99)	-	(99)	-
Special A&E charges(b)	-	-	(21)	(38)
AFG tax case and settlement of open tax years	39	-	67	-
Valuation allowance on deferred tax assets(c)	-	(28)	-	(28)
Other	-	-	(15)	-

Net earnings attributable to shareholders	$50	$109	$488	$342

Components of Earnings Per Share:
Core net operating earnings	$0.67	$1.05	$3.27	$3.52
Non-Core Items:
Gain on sale of Med supp & critical illness	0.15	-	1.19	-
Other realized gains	0.37	0.32	1.34	0.45
Long-term care reserve charge	(1.08)	-	(1.03)	-
Special A&E charges(b)	-	-	(0.22)	(0.37)
AFG tax case and settlement of open tax years	0.43	-	0.70	-
Valuation allowance on deferred tax assets(c)	-	(0.28)	-	(0.28)
Other	-	-	(0.16)	-

Diluted Earnings Per Share	$0.54	$1.09	$5.09	$3.32

Footnotes (a), (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “We are pleased to report strong core net operating earnings in 2012, despite a few headwinds for our Company and the industry as a whole, including severe drought conditions, natural disasters and economic challenges due to a continued low interest rate environment. We are particularly pleased with the record earnings achieved in our annuity business during 2012. Our commitment to maintaining strong pricing discipline, achieving improved returns in our annuity business and creating value through superior investment execution has helped us to achieve compounded growth in AFG’s book value of 11% over the past five years. We thank God and our management team and employees for our success in navigating the many business and economic uncertainties of the last few years.

“We are confident in the Company’s financial strength and liquidity, with approximately $625 million of excess capital at December 31, 2012 (including parent company cash of $279 million). We are committed to deploying our excess capital in a manner that creates long-term shareholder value. In addition to returning capital to shareholders through share repurchases and dividends, we will invest excess capital when we see potential for healthy, profitable organic growth, and for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.

“Based on current information, we expect core net operating earnings in 2013 to be between $3.60 and $4.00 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

P&C Specialty Core Results

The P&C specialty insurance operations generated underwriting profit for the 2012 fourth quarter and full year of $15 million and $131 million, respectively. Comparable results in 2011 were $89 million and $231 million, respectively. The combined ratio was 98% for the fourth quarter, ten points higher than the 2011 fourth quarter, and 95% for the full year 2012, a three point increase over 2011. The Midwest drought, which adversely impacted crop profitability, was a primary driver of lower profitability in both periods. Higher catastrophe losses and lower favorable reserve development were also major factors. Fourth quarter results in 2012 include $32 million (4 points) in catastrophe losses, primarily from Superstorm Sandy, compared to only $2 million in the comparable 2011 period. Catastrophe losses for the year were $52 million (2 points), compared to $46 million (2 points) in 2011.

Gross and net written premiums were up 16% and 17%, respectively, in the 2012 fourth quarter compared to the same quarter a year earlier due primarily to higher premiums in our Property and Transportation and Specialty Casualty groups. Full year 2012 net written premiums were up 6%, slightly higher than the top end of our guidance. This growth was driven by higher premiums in our Specialty Casualty group.

The Property and Transportation Group reported an underwriting loss of $14 million for the 2012 fourth quarter compared to an underwriting profit of $75 million in the same 2011 period. The 2012 full year underwriting profit was $19 million, compared to $113 million in the prior year. The effects of the Midwest drought and Superstorm Sandy were the drivers of lower underwriting profitability in both periods. Catastrophe losses for the Property and Transportation Group were $26 million in the 2012 fourth quarter compared to modest amounts in comparable 2011 period. The extreme drought conditions during 2012 resulted in negligible crop earnings in the fourth quarter of 2012, compared with relatively strong crop results reported in the comparable 2011 period. The majority of the other businesses in this group produced solid profit margins during 2012.

Higher premiums in our transportation operations and additional winter wheat premium in our crop operations contributed to increases in gross and net written premium in the group during the fourth quarter of 2012. Gross and net written premiums for the full year of 2012 were impacted by lower spring agricultural commodity prices for corn and soybeans, which have the effect of reducing crop insurance premiums. The decrease in net written premium was more than offset by growth in our transportation businesses. Overall renewal rates in this group increased 4% in the fourth quarter of 2012, following the 4% increase achieved in the third quarter. The average rate increase for this group during 2012 was approximately 3%.

The Specialty Casualty Group reported an underwriting profit of $8 million in the 2012 fourth quarter compared to an underwriting loss of $3 million in the comparable 2011 period. Underwriting profit for the full year in 2012 was $53 million as compared to $35 million in 2011. Improved 2012 accident year results in several of our operations were partially offset by lower favorable reserve development in our executive liability and excess and surplus businesses. Increased favorable reserve development in our general liability lines also contributed to higher profitability of the group during the 2012 full year. The majority of businesses in this group produced strong underwriting profit margins during 2012.

Gross and net written premiums grew by double digit percentages in both the fourth quarter and full year 2012. We achieved broad-based growth across this group, primarily the result of more business opportunities in our excess and surplus operations, growth in our workers’ compensation and agency captive insurance businesses, and market hardening in many of our other Specialty Casualty operations. Pricing in this group was up 6% for the quarter, a sequential improvement from the third quarter and continuation of the momentum we have seen in this group during the year. The average rate increase for this group during 2012 was 4%.

The Specialty Financial Group reported an underwriting profit of $16 million for the fourth quarter of 2012, compared to $13 million for the same period a year ago. This improvement was a result of increased favorable reserve development. Underwriting profit for the 2012 full year was $44 million, compared to $65 million in 2011. Lower profitability in our financial institutions, surety and foreign credit businesses contributed to these results. Almost all businesses in this group produced strong underwriting profit margins during 2012.

Gross and net written premiums were up 9% and 7%, respectively, for the quarter as a result of higher premiums in our financial institutions and trade credit operations. Increases in gross written premiums in 2012 were due to higher premiums in our financial institutions business, as well as growth in a service contract business. All of the premiums in the service contract business are ceded under reinsurance agreements. Pricing in this group was flat in the fourth quarter and full year 2012.

Carl Lindner III stated: “Both the absence and abundance of water played a key role in driving results in our P&C Group in 2012. From the Midwest drought to Superstorm Sandy, our disciplined underwriting standards, reinsurance strategies and top-notch claims teams were put to the test. Pre-tax losses from Superstorm Sandy totaled approximately $32 million, net of reinsurance and including reinstatement premiums. Throughout these challenges, I’m pleased that our losses were manageable, our financial position remains strong and our policyholders were well served. I am encouraged that we achieved a 4% overall renewal rate increase in the fourth quarter, a sequential improvement in our overall pricing, with nearly two-thirds of our P&C businesses reporting pricing increases.

“Looking ahead to 2013, we are forecasting an overall calendar year combined ratio in the 91% to 95% range. We will keep our focus on maintaining adequate rates. Our objective is to achieve an increase of 4% to 6% in the Specialty Group’s overall average renewal rates in 2013. Considering these pricing increases coupled with opportunities we are seeing in the market, we are targeting growth in our net written premium in the range of 6% to 10% for 2013.”

Annuity and Supplemental Insurance Results

The Annuity Group reported core operating earnings before income taxes of $68 million in the fourth quarter of 2012, compared to $58 million in the 2011 period. Pretax earnings for the fourth quarter 2012 include exceptionally strong investment results, as well as a pretax charge to earnings of $13 million due to a review (“unlocking”) of the Company’s major actuarial assumptions in its fixed annuity business (compared to $1 million in 2011). Fixed annuity statutory premiums of $545 million in the 2012 fourth quarter were 9% lower than the fourth quarter of 2011. The continued low interest rate environment was a key factor in actions taken during 2012 to lower crediting rates and agent commissions on several of our products, which resulted in an expected slowdown in sales.

For the full year 2012, this group reported record core operating earnings before income taxes of $256 million, compared to $188 million in 2011. This growth in earnings is largely attributable to our ability to maintain spreads on a larger base of invested assets and also reflects the items mentioned above. Fixed annuity statutory premiums were $2.9 billion in 2012, compared to $3.0 billion in 2011. As a result of strong sales in the past three years, AFG’s fixed annuity reserves have grown from $11 billion at the beginning of 2010 to nearly $18 billion at year end 2012.

Our Run-off Operations include run-off blocks of life and long-term care business. The reserves associated with these blocks of business, net of reinsurance, amount to less than 3% of AFG’s total assets. As previously discussed, fourth quarter 2012 results for these run-off operations include a non-core after-tax charge of $99 million related to loss recognition in our long-term care business. This charge is primarily due to lower projected future investment rates resulting from the continued low interest rate environment, as well as changes in claims, expense and persistency assumptions. AFG’s periodic internal review of its closed long-term care block was supplemented with an external study by an actuarial firm.

Excluding the non-core charge discussed above, these run-off operations reported a core pretax operating loss of $12 million in the 2012 fourth quarter, compared to a core pretax operating loss of $6 million in the same period in 2011. Both periods included additional long-term care reserve strengthening related primarily to existing open claims as a result of the Company’s periodic review. For the full year, these run-off lines had a core pretax operating loss of $4 million in 2012, compared to core pretax operating earnings of less than $1 million in 2011.

Craig Lindner noted, “I’m very pleased with our growth in earnings, which is largely the result of the fixed and fixed-indexed annuity premium growth we have achieved over the last several years, accompanied by pricing discipline and excellent investment results. Excluding the businesses sold, discussed below, our pretax core operating earnings grew by more than 34%, due in part to exceptional investment returns. We expect that full year 2013 pretax core operating earnings, which include the results of our Annuity Group and Run-Off Operations, will be 5% - 10% higher than our 2012 results.”

AFG’s Medicare Supplement and Critical Illness Businesses contributed pretax core operating earnings of $28 million through the date these operations were sold in August 2012, compared to $34 million for the full year of 2011. Including post-closing adjustments, sales proceeds totaled $326 million, resulting in a non-core, after-tax gain of $114 million on the sale.

Further details of these operations may be found in the accompanying schedules.

Investments

In addition to the gain on the sale of the Medicare supplement and critical illness businesses, AFG recorded fourth quarter 2012 net realized gains of $36 million after tax and after deferred acquisition costs (“DAC”), compared to $31 million in the comparable prior year period. After-tax, after-DAC realized gains for the full year were $128 million, compared to $45 million in the same period in 2011. Unrealized gains on fixed maturities were $719 million, after tax, after DAC, at December 31, 2012, an increase of $260 million since year end 2011. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

During 2012, P&C investment income was 6% lower than the prior year, in line with our expectations.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the education, bank and individual markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market;  new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; changes in persistency of in-force policies; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the bank annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss the 2012 fourth quarter and full year results at 11:30 am (ET) tomorrow, February 12, 2013. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 87304572. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay of the call will also be available two hours following the completion of the call and will remain available until 11:59 pm on February 20, 2013. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the Conference ID 87304572. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link within the Investor Relations section.

Contact:	Diane P. Weidner	Websites:
	Assistant Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-
(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA
(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenues
P&C insurance premiums	$756	$716	$2,847	$2,759
Life, accident & health premiums	28	106	318	430
Investment income	331	325	1,312	1,241
Realized gains	71	49	371	73
Income (loss) of managed investment entities:
Investment income	33	27	125	105
Gain (loss) on change in fair value of assets/liabilities	(31)	21	(94)	(33)
Other income	48	39	183	175
	1,236	1,283	5,062	4,750
Costs and expenses
P&C insurance losses & expenses	746	628	2,760	2,579
Annuity, life, accident & health benefits and expenses	393	278	1,196	1,081
Interest on borrowed money	21	22	85	85
Expenses of managed investment entities	22	18	80	71
Other operating and general expenses	84	97	404	376
	1,266	1,043	4,525	4,192
Operating earnings (loss) before income taxes	(30)	240	537	558
Provision (benefit) for income taxes(d)	(49)	113	135	239

Net earnings including noncontrolling interests	19	127	402	319
Less: Net earnings (loss) attributable to noncontrolling interests	(31)	18	(86)	(23)

Net earnings attributable to shareholders	$50	$109	$488	$342

Diluted Earnings per Common Share	$0.54	$1.09	$5.09	$3.32

Average number of Diluted Shares	91.4	99.8	95.9	102.9

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA
(In Millions, Except Per Share Data)

	December 31, 2012	December 31, 2011
Total Cash and Investments	$28,449	$25,577

Long-term Debt	$953	$934

Shareholders’ Equity(e)	$4,578	$4,411
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains(losses) on fixed maturities(e)	$3,784	$3,779
Book Value Per Share:
Excluding appropriated retained earnings	$50.61	$43.32
Excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities	$42.52	$38.63

Common Shares Outstanding	89.0	97.8

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(in Millions)

	Three months ended December 31,		% Change	Twelve Months ended December 31,		% Change
	2012	2011		2012	2011

Gross written premiums	$965	$829	16%	$4,321	$4,106	5%

Net written premiums	$702	$602	17%	$2,949	$2,770	6%

Ratios (GAAP):
Loss & LAE ratio	73%	62%		64%	62%
Expense ratio	25%	26%		31%	30%

Combined Ratio(Excluding A&E)	98%	88%		95%	92%

Total Combined Ratio	99%	88%		97%	93%

Supplemental: (f)
Gross Written Premiums:
Property & Transportation	$431	$355	21%	$2,271	$2,273	-
Specialty Casualty	384	335	15%	1,484	1,302	14%
Specialty Financial	151	138	9%	566	529	7%
Other	(1)	1	-	-	2	-
	$965	$829	16%	$4,321	$4,106	5%

Net Written Premiums:
Property & Transportation	$315	$261	21%	$1,473	$1,436	3%
Specialty Casualty	258	222	16%	992	867	14%
Specialty Financial	108	101	7%	411	398	3%
Other	21	18	17%	73	69	6%
	$702	$602	17%	$2,949	$2,770	6%

Combined Ratio (GAAP):
Property & Transportation	104%	80%		99%	92%
Specialty Casualty	97%	101%		95%	96%
Specialty Financial	85%	87%		89%	84%

Aggregate Specialty Group	98%	88%		95%	92%

Footnote (f) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(in Millions)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$2	$3	$16	$26
Specialty Casualty	(7)	21	18	71
Specialty Financial	13	1	29	10
Other	4	3	11	13
Aggregate Specialty Group	12	28	74	120
Special A&E Reserve Charge-P&C Run-off	-	-	(31)	(50)
Other	(5)	(1)	(13)	(1)
Total Reserve Development Including A&E	$7	$27	$30	$69

Points on Combined Ratio:
Property & Transportation	1	1	1	2
Specialty Casualty	(3)	10	2	8
Specialty Financial	12	1	7	3

Aggregate Specialty Group	2	4	3	4

AMERICAN FINANCIAL GROUP, INC.
FIXED ANNUITY GROUP AND OTHER OPERATIONS
STATUTORY PREMIUMS
(in Millions)

	Three months ended December 31,		% Change	Twelve months ended December 31,		% Change
	2012	2011		2012	2011

Fixed & Indexed annuity premiums:
Individual Single Premium	$340	$386	(12%)	$1,815	$1,788	2%
Bank Single Premium	145	151	(4%)	878	971	(10%)
Education Market-403(b)	60	63	(5%)	237	257	(8%)
Total Fixed Annuities	545	600	(9%)	2,930	3,016	(3%)

Variable Annuities	15	18	(17%)	61	70	(13%)
Run-off Long-Term Care & Life	27	30	(10%)	113	116	(3%)
Med Supp & Critical Illness*	-	75	-	200	303	(34%)
Total statutory premiums	$587	$723	(19%)	$3,304	$3,505	(6%)

* Medicare Supplement and Critical Illness operations were sold in August 2012.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

a)      Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Core Pretax Operating Earnings:
P&C operations	$69	$145	$343	$487
Annuity operations	68	58	256	188
Run-off Long-Term Care and Life operations	(12)	(6)	(4)	-
Medicare Supplement & Critical Illness*	-	13	28	34
Interest & other corporate expense	(42)	(43)	(161)	(148)

Total Core Pretax Operating Earnings	83	167	462	561

Related income taxes	22	61	148	198

Core net operating earnings	$61	$106	$314	$363

* Medicare Supplement and Critical Illness operations were sold in August 2012.

b)       Reflects the following effect of special A&E charges reflected in twelve month 2012 and 2011 results($ in millions, except per share amounts):

	Pretax		After-tax		EPS
	2012	2011	2012	2011	2012	2011
A&E Charges:
P&C insurance runoff operations
Asbestos	$19	$28	$12	$18
Environmental	12	22	8	14
	$31	50	$20	$32	$0.20	$0.31
Former railroad & manufacturing operations
Asbestos	$2	$3	$1	$2
Environmental	-	6	-	4
	$2	$9	$1	$6	$0.02	$0.06

c)       The deferred tax asset valuation allowance included in non-core earnings is related to prior year losses from the Company’s Lloyd’s syndicate and is shown net of $6 million in noncontrolling interests.

d)       Operating income before income taxes includes $34 million and $98 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year of 2012, respectively and $23 million in non-taxable income and $24 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year of 2011, respectively.

e)       Shareholders’ Equity at December 31, 2012 includes $719 million ($8.09 per share) in unrealized after-tax gains on fixed maturities and $75 million ($0.84 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2011 includes $459 million ($4.69 per share) in unrealized after-tax gains on fixed maturities and $173 million ($1.76 per share) of retained earnings appropriated to managed investment entities.   The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

f)       Supplemental Notes:

•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•
Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.